SA TELECOMMUNICATIONS ANNOUNCES
                   FILING OF JOINT CHAPTER 11 LIQUIDATING PLAN



          Richardson, Texas, May 14, 1999 - SA Telecommunications, Inc. ("STEL") announced today that it and certain of its subsidiaries (collectively, the "Debtors") have filed their Joint Chapter 11 Liquidating Plan (the "Plan") and a draft of the associated Disclosure Statement with the United States Bankruptcy Court for the District of Delaware.

          Under the Plan, the Debtors, which no longer operate, will liquidate their assets, substantially all of which consist of cash and shares of common stock of EqualNet Communications Corp. (f/k/a EqualNet Holding Corp.), and will distribute the proceeds thereof to creditors in accordance with the priority provisions of the Bankruptcy Code. Pursuant to the terms of the Plan, all interests of holders of STEL preferred stock and STEL common stock will be canceled on the Effective Date of the Plan and the holders thereof will neither receive nor retain any property under the Plan. Furthermore, it is unclear at this time what, if any, distribution will be made under the Plan to holders of general unsecured claims against the Debtors.

          THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AND AS SUCH INVOLVES KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.